Dussault Apparel Announces Equity Financing of up to $5 Million

2007-07-19 09:00 ET - News Release LOS ANGELES -- (Business Wire)

Dussault Apparel Inc. (the "Company") (OTCBB:DUSS) announces that it has entered into agreements for the issuance of up to 5,000,000 units to certain investors for total proceeds of up to $5 Million. Each Unit consists of one common share in the capital of the Company and one common share purchase warrant (each, a "Warrant") subject to adjustment. Each Warrant shall be non-transferable and shall entitle the holder thereof to purchase one share of common stock in the capital of the Company (each, a "Warrant Share"), as presently constituted, for a period of twenty-four months, at a price per Warrant Share of US$1.25.

The proceeds from the financing will be used to fund several projects including; completion of the acquisition of the private company Dussault Jeans Inc., inventory acquisition, working capital, growing market share and building the Company’s emerging brand recognition.

The securities offered in the private placement to the investors and the placement agent were not registered under the Securities Act of 1933 as amended (the "Act"), and may not be offered or sold in the United States absent registration, or an applicable exemption from registration, under the Act.

Forward-Looking Statements

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, that Dussault will close on total gross proceeds of $5 Million, and the eventual funding of the projects and acquisitions with such financing proceeds.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, Dussault's ability to design and manufacture its products, the ability of the products to gain market acceptance; and the difficulties faced by an early stage retail fashion company in the competitive retail fashion industry. These forward-looking statements are made as of the date of this news release, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although the Company believes that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the Company's recent current reports on Form 8-K, our annual report on Form 10-KSB, our quarterly reports on Form 10-QSB and other periodic and current reports filed from time-to-time with the Securities and Exchange Commission.

Contacts:

Dussault Apparel
Investor Relations:
Jeremy Poirier, 1-877-322-2732
www.dussaultapparel.com
or
Media Relations:
Tina Baird, 310-424-5244 (US)
604-628-4946 (Canada)
tb@dussaultapparel.com

Source: Dussault Apparel Inc.